Exhibit 4.14

[eCollege Letterhead]

September 2, 2003

Oakleigh Thorne
Blumenstein/Thorne Information Partners I, L.P.
PO Box 871
Lake Forest, IL 60045

Christopher E. Girgenti
Senior Managing Director
New World Equities, Inc.
1603 Orrington Avenue, Suite 1070
Evanston, Illinois 60201

Re:  Waiver of Piggyback Registration, Consent, Notice and Other Rights under Amended and Restated Registration Agreement

Dear Messrs. Thorne and Girgenti:

Reference is made to those certain Stock Purchase Agreements dated as of August 13, 2003 (the " Stock Purchase Agreements "), among eCollege.com, a Delaware corporation (the " Company "), and the investors party thereto (the " New Investors "), pursuant to which the Company agreed to sell, and the New Investors agreed to buy approximately, 2,900,000 shares of the Company’s common stock, par value $0.01 per share (the " Common Stock "). Under the terms of the Stock Purchase Agreements, the Company has also agreed to register the Common Stock sold to the New Investors under the Securities Act of 1933, as amended, by filing a Form S-3 Registration Statement (the " Form S-3 ") with the Securities and Exchange Commission.
Blumenstein/Thorne Information Partners I, L.P. and New World Equities, Inc. (the " Investors ") are parties to that certain Amended and Restated Registration Agreement dated February 2, 1998, (the " Registration Agreement "), between the Company, the Investors and other stockholders of the Company (collectively, with the Investors, the " Stockholders ").

Pursuant to Section 9.D of the Registration Agreement, the Company respectfully requests that the Investors, as holders of greater than two-thirds of the Registrable Securities (as defined in the Registration Agreement) of the Company: (i) waive any piggyback registration rights granted to Stockholders under Section 3 of the Registration Agreement with respect to the filing of the Form S-3 and any amendments thereto; and (ii) waive any failure by the Company to comply with its obligations set forth in Sections 2.E and 9.A of the Registration Agreement to the extent that the Stock Purchase Agreements or the registration rights granted thereunder violate Sections 2.E or 9.A of the Registration Agreement.

The waivers to the Registration Agreement referenced above shall be effective as to all Stockholders upon the Investors’ acceptance of this Letter Agreement. Except as shall be explicitly amended by Investors’ acceptance of this Letter Agreement, all of the terms and conditions of the Registration Agreement shall remain in full force and effect.

To acknowledge the Investors’ waivers of the matters referenced above, please sign each of the copies provided. Upon execution and delivery of the Letter Agreement by both Investors, the Company will return a fully executed version to you at the addresses above.

This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law.

This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Investors and delivered to the Company, it being understood that both Investors need not sign the same counterpart.
Sincerely,

ECOLLEGE.COM

By:        /s/ Doug Kelsall EVP
Doug Kelsall,
Executive Vice President

ACCEPTED and AGREED TO this 2nd
day of September, 2003, by:

BLUMENSTEIN/THORNE INFORMATION
PARTNERS I, L.P.

By: Blumenstein/Thorne Information Partners, LLC,
      as General Partner

By:    /s/ Oakleigh Thorne
Name: Oakleigh Thorne
Title: Co-President

NEW WORLD EQUITIES, INC.

By: /s/ Christopher E. Girgenti
Name: Christopher E. Girgenti
Title: Senior Managing Director

[Signature page to Letter Agreement]